                                                                     EXHIBIT 3.1

                          AGREEMENT AND PLAN OF MERGER

                                     BETWEEN

                    LA JOLLA FRESH SQUEEZED COFFEE CO., INC.
                           (A WASHINGTON CORPORATION)

                                       AND

                           JAVO BEVERAGE COMPANY, INC.
                            (A DELAWARE CORPORATION)

         THIS AGREEMENT AND PLAN OF MERGER, dated as of August 15, 2002 (this "Agreement"), is between La Jolla Fresh Squeezed Coffee Co., Inc., a Washington corporation ("La Jolla") and Javo Beverage Company, Inc., a Delaware corporation ("Javo"), which corporations are sometimes referred to herein individually as a "Constituent Corporation" and collectively as the "Constituent Corporations."

                                 R E C I T A L S

         A. La Jolla is a corporation duly organized and existing under the laws of the State of Washington and has the authority to issue 150,000,000 shares of common stock, par value $0.001 per share ("La Jolla Common Stock"), of which 138,895,471 shares were issued and outstanding as of June 21, 2002, and 10,000,000 shares of preferred stock, par value $0.001 per share ("La Jolla Preferred"), of which no shares have been issued.

         B. Javo is a corporation duly organized and existing under the laws of the State of Delaware and has an authorized capital of 150,000,000 shares of Common Stock, par value $0.001 per share ("Javo Common Stock"), of which 1,000 shares of Javo Common Stock are issued and outstanding, all of which are held by La Jolla, and 10,000,000 shares of Preferred Stock, par value $0.001 per share ("Javo Preferred"), of which no shares have been issued and of which 150,000 shares have been designated Series A Junior Participating Preferred Stock ("Series A Preferred"), of which no shares have been issued.

         C. The respective Boards of Directors of La Jolla and Javo have determined that, for the purpose of reorganizing La Jolla and Javo, it is advisable and in the best interests of La Jolla and Javo and their respective stockholders that La Jolla merge with and into Javo upon the terms and conditions herein provided.

         D. The respective Boards of Directors of La Jolla and Javo have approved this Agreement pursuant to Section 23B.11.010 of the Washington Business Corporation Act ("WBCA") and Section 252(c) of the Delaware General Corporation Law ("DGCL") and have directed that this Agreement be submitted to a vote of its shareholders and stockholders, respectively.

         E. The Board of Directors of La Jolla has provided its shareholders notice in accordance with Sections 23B.11.030 and 23B.07.050 of the WBCA and has recommended approval of this Agreement to its shareholders in accordance with
Section 23B.11.030 of the WBCA.

         F. The shareholders of La Jolla and La Jolla, as the sole stockholder of Javo, have approved this Agreement pursuant to Section 23B.11.030 of the WBCA and Sections 252(c) and 228(a) of the DGCL, respectively.

         NOW, THEREFORE, in consideration of the mutual agreements and covenants set forth herein, La Jolla and Javo hereby agree, subject to the terms and conditions hereinafter set forth, as follows:

                                       I.
                                     MERGER

         1.1 MERGER. In accordance with the provisions of this Agreement, the WBCA and the DGCL, La Jolla shall be merged with and into Javo (the "Merger"), the separate existence of La Jolla shall cease and Javo shall become, and is herein sometimes referred to as, the "Surviving Corporation," and the name of the Surviving Corporation shall be "Javo Beverage Company, Inc.".

         1.2 FILING AND EFFECTIVENESS. The Merger shall become effective on August 21, 2002, at 9:00 a.m. Eastern Time. The date and time when the Merger shall become effective, as aforesaid, is herein called the "Effective Date" of the Merger. Prior to the Effective Date, an executed Certificate of Merger or an executed counterpart of this Agreement meeting the requirements of the DGCL shall have been filed with the Secretary of State of the State of Delaware. The Surviving Corporation shall execute and file Articles of Merger with the Secretary of State of the State of Washington.

         1.3 EFFECT OF THE MERGER. Upon the Effective Date of the Merger, after giving effect to the cancellation of La Jolla Common Stock pursuant hereto, the separate existence and corporate organization of La Jolla shall cease and Javo, as the Surviving Corporation, shall continue its corporate existence under the laws of the State of Delaware.

                                       II.
                    CHARTER DOCUMENTS, DIRECTORS AND OFFICERS

         2.1 CERTIFICATE OF INCORPORATION. The Certificate of Incorporation of Javo immediately prior to the Effective Date shall be the Certificate of Incorporation of the Surviving Corporation.

         2.2 BYLAWS. The Bylaws of Javo as in effect immediately before the Effective Date of the Merger shall continue in full force and effect as the Bylaws of the Surviving Corporation until duly amended or repealed in accordance with the provisions thereof and applicable law.

         2.3 DIRECTORS AND OFFICERS. The directors and officers of La Jolla immediately before the Effective Date of the Merger shall be the directors and officers of the Surviving Corporation until the expiration of their current terms and until their successors have been duly elected and qualified, or until their prior resignation, removal or death, subject to the Certificate of Incorporation and the Bylaws of the Surviving Corporation.

         2.4 PURPOSE OF SURVIVING CORPORATION. The Surviving Corporation's purpose shall be to conduct any lawful business at the sole discretion of the Board of Directors.

                                      III.
                          MANNER OF CONVERSION OF STOCK

         3.1 LA JOLLA SHARES. Upon the Effective Date, by virtue of the Merger and without any action on the part of any holder thereof, each share of La Jolla Common Stock outstanding immediately prior thereto shall be changed and converted into one fully paid and nonassessable share of Javo Common Stock and one attached Right to purchase a fractional share of Series A Preferred pursuant to the Javo Shareholder Rights Plan as then in effect.

         3.2 JAVO SHARES. Upon the Effective Date, by virtue of the Merger and without any action on the part of the holder thereof, each share of Javo Common Stock outstanding immediately prior thereto shall be cancelled and returned to the status of authorized but unissued shares.

                                       IV.
                       TRANSFER OF ASSETS AND LIABILITIES

         4.1 TRANSFER OF ASSETS AND LIABILITIES. On the Effective Date, (i) the rights, privileges, powers and franchises, both of a public as well as of a private nature, of each of the Constituent Corporations shall be vested in and possessed by the Surviving Corporation, subject to all the disabilities, duties and restrictions of or upon each of the Constituent Corporations; (ii) all rights, privileges, powers and franchises of each of the Constituent Corporations, all property, real, personal and mixed, of each of the Constituent Corporations, all debts due to each of the Constituent Corporations on whatever account and all things in action or belonging to each of the Constituent Corporations shall be transferred to and vested in the Surviving Corporation;
(iii) all property, rights, privileges, powers and franchises, as well as all other interests, shall be as effectively the property of the Surviving Corporation as they were of the Constituent Corporations before the Effective Date; and (iv) the title to any real estate vested by deed or otherwise in either of the Constituent Corporations shall not revert to either of the Constituent Corporations or be in any way impaired by reason of the Merger. Notwithstanding the foregoing, (i) the liabilities of the Constituent Corporations and of their stockholders, directors and officers shall not be affected by the Merger; (ii) all rights of creditors and all liens upon any property of either of the Constituent Corporations shall be preserved unimpaired notwithstanding the Merger; and (iii) any claim existing or action or proceeding pending by or against either of the Constituent Corporations may be prosecuted to judgment as if the Merger had not taken place; provided, however, that the claims and rights of the creditors of either or both of the Constituent Corporations may be modified with the consent of such creditors; and, provided further, that all debts, liabilities and duties of or upon each of the Constituent Corporations shall attach to the Surviving Corporation and accordingly may be enforced against it to the same extent as if such debts, liabilities and duties had been incurred or contracted by it.

         4.2 FURTHER ASSURANCES. From time to time, as and when required by Javo or by its successors or assigns, there shall be executed and delivered on behalf of La Jolla such deeds and other instruments, and there shall be taken or caused to be taken by it such further and other actions as shall be appropriate or necessary in order to vest or perfect in or conform of record or otherwise by Javo the title to and possession of all the property, interests, assets, rights, privileges, immunities, powers, franchises and authority of La Jolla and otherwise to carry out the purposes of this Agreement, and the officers and directors of Javo are fully authorized in the name and on behalf of La Jolla or otherwise to take all such actions and to execute and deliver all such deeds and other instruments.

                                       V.
                                     GENERAL

         5.1 COVENANTS. Each Constituent Corporation covenants and agrees that it will, on, before or after the Effective Date of the Merger:

                  (a) File all documents necessary for the assumption by Javo of all of the franchise or other tax liabilities of La Jolla in the various states where La Jolla is qualified or does business; and

                  (b) File all documents necessary to report or evidence the Merger wherever either Constituent Corporation is or intends to be qualified; and

                  (c) Take such other actions as may be required by applicable law.

         5.2 DEFERRAL. Consummation of the Merger may be deferred by the Board of Directors of Javo or La Jolla for a reasonable period of time if such Board of Directors determines that deferral would be in the best interests of Javo and its sole stockholder or La Jolla and its shareholders, respectively.

         5.3 AMENDMENT. The parties hereto, by mutual consent of their respective Boards of Directors, may amend, modify or supplement this Agreement in such manner as may be agreed upon by them in writing at any time before or after adoption and approval of this Agreement by the shareholders of La Jolla and the sole stockholder of Javo, but not later than the Effective Date; provided, however, that no such amendment, modification or supplement not adopted and approved by the shareholders of La Jolla and the sole stockholder of Javo shall affect the rights of such shareholders and stockholder or change any of the principal terms of this Agreement.

         5.4 ABANDONMENT. At any time before the Effective Date of the Merger, this Agreement may be terminated and the Merger may be abandoned for any reason whatsoever by the Board of Directors of either Javo or of La Jolla, or of both, notwithstanding the approval of this Agreement by the stockholder of Javo and by the shareholders of La Jolla. In the event of abandonment of this Agreement, as above provided, this Agreement shall become wholly void and of no effect, and no liability on the part of either Constituent Corporation or its Board of Directors or its shareholders or stockholders shall arise by virtue of such termination.

         5.5 REGISTERED OFFICE. The registered office of the Surviving Corporation in the State of Delaware is located at 2711 Centerville Road, Suite 400, Wilmington, Delaware 19808, and Registered Agent is CSC Corporation.

         5.6 AGREEMENT. Executed copies of this Agreement will be on file at an office of the Surviving Corporation at 9060 Activity Road, Suite A, San Diego, California 92126, and, upon request and without cost, copies thereof will be furnished to any shareholder or stockholder of either Constituent Corporation.

         5.7 GOVERNING LAW. This Agreement shall in all respects be construed, interpreted and enforced in accordance with and governed by the laws of the State of Delaware.

         5.8 COUNTERPARTS. In order to facilitate the filing and recording of this Agreement, the same may be executed in any number of counterparts, each of which shall be deemed to be an original and all of which together shall constitute one and the same instrument.

         5.9 SERVICE OF PROCESS. Upon the Effective Date, the Surviving Corporation is deemed to appoint the Secretary of State of the State of Washington as its agent for service of process in any proceeding to enforce any obligation or the rights of dissenting shareholders of La Jolla.

         5.10 DISSENTING SHARES. On or following the Effective Date, the Surviving Corporation will promptly pay to the dissenting shareholders of La Jolla, if any, the amounts, if any, to which they are entitled under chapter 23B.13 of the WBCA.

         IN WITNESS WHEREOF, this Agreement and Plan of Merger is hereby executed by the undersigned thereunto duly authorized, and the undersigned acknowledges, under penalty of perjury, this Agreement and Plan of Merger to be the act and deed of each Constituent Corporation and the act and deed of the undersigned, and that the facts stated in this Agreement and Plan of Merger are true of the undersigned's own knowledge.

                               La Jolla Fresh Squeezed Coffee Co., Inc., a Washington corporation

                               By: /S/ CODY C. ASHWELL
                                   ----------------------------------------
                                   Cody C. Ashwell, Chief Executive Officer

                               Javo Beverage Company, INC.,
                               a Delaware corporation

                               By: /S/ CODY C. ASHWELL
                                   -----------------------------------------
                                   Cody C. Ashwell, Chief Executive Officer